EXHIBIT 10.7

October 10, 2023

Dear Erin,

We are pleased to extend to you an offer of employment with Inmagene LLC. This offer is for an exempt, full-time position as Vice President and Controller. Your projected starting date will be as soon as possible, but no later than October 23, 2023.

You will be compensated at a rate of $ 300,000.00 annually and will be entitled to a year-end performance-based bonus (target at 30% of the base salary; subject to performance review).

Moreover, upon formal Board approval, you will receive 1,250,000 shares of stock options, subject to the terms in the Company’s standard ESOP plan, including but not limited to, the standard vesting schedule.

Your responsibilities would include, but are not limited to:
•	leading the implementation of a global ERP system; overseeing the establishment of the Company’s record keeping and accounting systems in the San Diego office
•	managing the financial and accounting activities for an IPO, reverse merger or a similar transaction, including working with the auditor(s) and other relevant service providers
•	managing the record keeping once the Company has been listed
•	building a finance/accounting team in the San Diego office as we determine is necessary

You will be entitled to an additional stock grant of up to 500,000 shares based on an assessment of your performance on these responsibilities.

As an Inmagene LLC employee you will be entitled to medical, dental, and ancillary benefits, as well as paid vacation, sick leave and national holidays, according to Inmagene LLC’s employee policies. Additionally, Inmagene LLC offers a 401K retirement plan with a 4% Company match.

Under the Immigration Reform and Control Act (IRCA), our Company is required to verify the identity and work authorization of all newly hired employees. Therefore, if you accept this position, you will be required to complete a Form 1-9 upon hire. Within three business days of employment, you will need to provide acceptable documentation (as noted on the Form 1-9) of your identity and work authorization.

You will be required to sign Inmagene’s standard employment agreements, including but not limited to confidentiality agreements upon joining. Please note that this offer letter is not legally binding.

Finally, this offer is contingent upon your signing below and returning the signed letter within three days of receiving the letter. If you have any questions, please do not hesitate to contact us.

I would like to give you a warm personal welcome! We are impressed by your qualities and want to work with you to build a great Company together. I look forward to a long-term and mutually rewarding relationship with you.

Sincerely,

/s/ Jonathan Wang

Jonathan Wang, Director
Chairman and CEO
lnmagene - Biopharmaceuticals

Confirmed acceptance of the above offer:

Signature:	Date:

/s/ Erin Butler

Name: Erin Butler	10/11/2023